Exhibit 99.1

EXCERPTS FROM PRELIMINARY OFFERING CIRCULAR
DATED OCTOBER 22, 2012

RISK FACTORS
Labor strikes or work stoppages by our employees could harm our business.
A significant number of our full-time production and maintenance employees are covered by collective bargaining agreements. A dispute with a union or employees represented by a union could result in production interruptions caused by work stoppages. If a strike or work stoppage were to occur, our results of operations could be adversely affected.
The labor contract for our Battle Creek, Michigan location, our largest facility, expired October 7, 2012 and is currently under negotiation. We signed an extension on October 17, 2012 which will extend the existing collective bargaining agreement through November 12, 2012. There can be no assurance that a new contract will be ratified on or prior to November 12, 2012. In the event of a work stoppage, we have contingency plans in place that would utilize the plant capabilities in conjunction with our ability to manufacture cereals in other locations to mitigate disruption to the business.  However, there are limitations inherent in any plan to mitigate disruption to our business in the event of a work stoppage and, particularly in the case of a prolonged work stoppage, there can be no assurance that it would not have a material adverse effect on our results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
AND CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed consolidated and condensed combined financial statements should be read in conjunction with our audited combined financial statements and accompanying notes, as restated, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as restated, in the 2012 Form 10 filed with the SEC, which is incorporated by reference in this offering circular, and our unaudited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the June 30, 2012 Form 10-Q filed with the SEC, which is incorporated by reference in this offering circular.
The following unaudited pro forma condensed consolidated and condensed combined financial statements are based upon the historical consolidated financial statements of Post Holdings, Inc. as of and for the nine months ended June 30, 2012 and the historical combined financial information of the Post cereals business for the fiscal year ended September 30, 2011. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2011 has been derived from the audited historical combined financial statements, as restated, of the Post cereals business. The unaudited pro forma condensed consolidated statement of operations for the nine months ended June 30, 2012 has been derived from the unaudited historical consolidated financial statements of Post Holdings, Inc. The unaudited pro forma balance sheet as of June 30, 2012 has been derived from the historical unaudited condensed consolidated balance sheet of Post Holdings, Inc. as of that date. Our historical financial statements include allocations of certain expenses from Ralcorp, which may not be representative of the costs we have incurred, or will incur in the future, as an independent, publicly traded company.
The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2011, and the unaudited pro forma condensed consolidated statement of operations for the nine months ended June, 2012, reflect our results as if the transactions described below had occurred as of October 1, 2010. The unaudited pro forma consolidated balance as of June 30, 2012 reflects our financial position as if the new notes had been issued as of that date and as if the stock repurchase that occurred on September 28, 2012 had also occurred on June 30, 2012. The transactions related to our separation from Ralcorp are contained in our historical unaudited consolidated balance sheet at June 30, 2012. The unaudited pro forma condensed consolidated and condensed combined financial statements have been prepared to reflect the separation and other transaction related items, including:

•	Post’s separation from Ralcorp which was completed on February 3, 2012;

•
the incurrence of $950 million of indebtedness at the time of the separation from Ralcorp, consisting of $175 million aggregate principal amount of borrowings under senior credit facilities with lending institutions and $775 million in aggregate principal amount of senior notes;

•	the incurrence of $200 million face value of new notes at an assumed premium of 105.5 and estimated transaction expenses of $4 million;

•	the distribution of approximately 27.6 million shares of our common stock to holders of Ralcorp common stock, and an additional approximate 6.8 million shares initially retained by Ralcorp;

•	our post-separation capital structure;

•	the settlement of intercompany account balances between us and Ralcorp through cash or contribution to equity; and

•	the repurchase of 1.75 million shares of common stock for approximately $53.4 million.

No pro forma adjustments have been included for the transition services agreement with Ralcorp, as we expect that the costs for the transition services agreement will be comparable to those included in our historical financial statements. Likewise, no pro forma adjustments have been included related to the tax allocation agreement, the employee matters agreement or certain commercial agreements between us and Ralcorp because we do not expect those adjustments to have a significant effect on our financial statements. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.
The operating expenses reported in our historical condensed consolidated and combined statements of operations include allocations of certain Ralcorp costs. These costs include allocation of Ralcorp corporate costs, including information technology, procurement, credit, treasury, legal, finance and other functions. We estimate that our corporate general and administrative expenses will be approximately $15 million annually, excluding non-cash expenses for stock compensation and depreciation and amortization, as a result of additional costs required to function as an independent publicly traded company. In addition, we estimate we will incur non-recurring expenses of approximately $15-$20 million associated with the transition to an independent public company during the 24-month period beginning on the date of the separation from Ralcorp. We have not adjusted the accompanying unaudited pro forma condensed combined and consolidated statements of operations to reflect these costs and expenses.
The unaudited pro forma condensed consolidated and condensed combined financial statements are not necessarily indicative of our results of operations or financial condition had our separation from Ralcorp and our anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly owned company during such periods.

Unaudited Pro Forma Condensed Consolidated and Condensed Combined Statement of Operations
(In millions except per share data)

	Nine Months Ended June 30, 2012					Year Ended September 30, 2011
	Historical	Pro Forma Adjustments		Pro Forma		Historical	Pro Forma Adjustments		Pro Forma
						(as restated)
Net Sales	$711.7	$—		$711.7		$968.2	—		$968.2
Cost of goods sold	(392.9)	—		(392.9)		(516.6)	—		(516.6)
Gross Profit	318.8	—		318.8		451.6	—		451.6
Selling, general and administrative expenses	(202.8)	(0.8)	(a)	(203.6)		(239.5)	(3.7)	(a)	(243.2)
Amortization of intangible assets	(9.4)	—		(9.4)		(12.6)	—		(12.6)
Impairment of goodwill and other intangible assets	—	—		—		(566.5)	—		(566.5)
Other operating expenses, net	(0.6)	—		(0.6)		(1.6)	—		(1.6)
Operating Profit (Loss)	106.0	(0.8)		105.2		(368.6)	(3.7)		(372.3)
Intercompany interest expense	(17.7)	17.7	(b)	—		(51.5)	51.5	(b)	—
Interest expense	(26.5)	(32.3)	(b)	(58.8)		—	(78.6)	(b)	(78.6)
Other income (expense)	4.7	(4.7)	(b)	—		(1.7)	1.7	(b)	—
Loss on sale of receivables	(3.3)	3.3	(a)	—		(13.0)	13.0	(a)	—
Equity in earnings of partnership	0.2	(0.2)	(c)	—		4.2	(4.2)	(c)	—
Earnings (Loss) before Income Taxes	63.4	(17.0)		46.4		(430.6)	(20.3)		(450.9)
Income taxes	(24.3)	6.0	(d)	(18.3)		6.3	7.1	(d)	13.4
Net Earnings (Loss)	$39.1	$(11.0)		$28.1		$(424.3)	$(13.2)		$(437.5)

Earnings (Loss) per Share
Basic	$1.14			$0.86		$(12.33)			$(13.42)
Diluted	$1.13			$0.86		$(12.33)			$(13.42)

Weighted-average Shares Outstanding (in millions of shares)
Basic	34.3	(1.8)	(e)	32.5	(e)	34.4	(1.8)	(e)	32.6	(e)
Diluted	34.5	(1.8)	(e)	32.7	(e)	34.4	(1.8)	(e)	32.6	(e)

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	As of June 30, 2012
	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$83.5	$153.6	(f)	$237.1
Accounts receivable, net	58.2	—		58.2
Receivable from Ralcorp	4.5	—		4.5
Inventories	77.7	—		77.7
Deferred income taxes	3.1	—		3.1
Prepaid expenses and other current assets	6.6	0.4	(g)	7.0
Total Current Assets	233.6	154.0		387.6
Property, net	409.4	—		409.4
Goodwill	1,366.4	—		1,366.4
Other intangible assets, net	739.2	—		739.2
Other assets	14.9	3.6	(g)	18.5
Total Assets	$2,763.5	$157.6		$2,921.1

Liabilities and Equity
Current Liabilities
Current portion of long-term debt	$13.1	$—		$13.1
Accounts payable	34.7	—		34.7
Other current liabilities	63.3	—		63.3
Total Current Liabilities	111.1	—		111.1
Long-term debt	934.7	211.0	(h)	1,145.7
Deferred income taxes	328.5	—		328.5
Other liabilities	105.2	—		105.2
Total Liabilities	1,479.5	211.0		1,690.5
Equity
Common stock	0.3	—		0.3
Additional paid-in capital	1,271.3	—		1,271.3
Treasury stock	—	(53.4)	(i)	(53.4)
Retained earnings	25.8	—		25.8
Accumulated other comprehensive loss	(13.4)	—		(13.4)
Total Equity	1,284.0	(53.4)		1,230.6
Total Liabilities and Equity	$2,763.5	$157.6		$2,921.1

(a)
Post Foods, LLC entered into an agreement on November 4, 2010 to sell all of its trade receivables to a wholly owned subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC) as part of a Ralcorp financing arrangement. The purchase price calculation included a discount factor of 1.18%, which resulted in a loss on sale of receivables of $3.3 million and $13.0 million, respectively, during the nine months ended June 30, 2012 and the year ended September 30, 2011. Post received a fee of $0.8 million and $3.7 million, respectively, during the nine months ended June 30, 2012 and the year ended September 30, 2011 from RRC to service the receivables (recorded as a reduction of “selling, general and administrative expenses”). In December 2011, Post discontinued selling receivables to RRC; accordingly pro forma adjustments have been made to remove the effects of the related historical transactions.

(b)
For the purposes of preparing the unaudited pro forma condensed consolidated and condensed combined financial information, we have adjusted interest expense based on indebtedness totaling $950.0 million that was incurred by Post in conjunction with the separation from Ralcorp and incremental debt with a face value of $200 million for the new notes. In total, the pro forma debt consists of $175.0 million aggregate principal amount of borrowings under senior credit facilities with lending institutions and $975.0 million in aggregate principal amount of senior notes. In addition, Post has a $175.0 million revolving credit facility that was unfunded at the time of the separation from Ralcorp and has continued to be unfunded through June 30, 2012. At June 30, 2012, the borrowings under the senior credit facilities had a weighted average variable interest rate of approximately 2.25% and an original term of five years and the senior notes had a fixed rate of 7.375% and an original term of ten years. The pro forma financial statements reflect the assumption that these rates of interest existed for the nine months ended June 30, 2012 and the year ended September 30, 2011. Debt issuance costs related to the debt instruments entered into at the time of the separation from Ralcorp totaled approximately $4.0 million with respect to the senior credit facilities and $13.7 million with respect to the senior notes and have been capitalized. We have estimated financing costs associated with the new notes to be $4.0 million. We have also assumed the new notes will be sold at an aggregate premium of $11.0 million. The financing costs and premium will be amortized over the respective term of the related financing instruments. The pro forma adjustments to “interest expense” include incremental interest expense, non-use fees for the unfunded revolving credit facility and amortization of debt issuance costs and premiums, while the pro forma adjustments to “intercompany interest expense” remove historical intercompany interest expense related to intercompany debt with Ralcorp that was settled at the time of the separation from Ralcorp. The adjustments to “other income/(expense)” remove the impact of foreign currency translation gains/losses on intercompany debt denominated in Canadian dollars, which was settled at the time of separation from Ralcorp. An increase in interest rates of 12.5 basis points would increase pro forma interest expense by approximately $0.2 million for both the nine months ended June 30, 2012 and the year ended September 30, 2011.

(c)
Prior to the separation from Ralcorp, Post Foods Canada Corp. and another Ralcorp entity were the only partners in a Canadian partnership. The historical financial statements reflect Post’s portion (48.15%) of the partnership’s earnings on an equity basis. The pro forma adjustment removes Post’s “equity in earnings of partnership” as Post no longer participates in the partnership after the separation from Ralcorp.

(d)
The provision for income taxes included in our historical financial statements was determined as if Post filed separate, stand-alone income tax returns. Income tax impacts of pro forma adjustments have been estimated at the statutory income tax rate of 35%.

(e)
Pro forma weighted-average basic shares outstanding are based on 34.4 million shares of Post common stock issued at the time of Post’s separation from Ralcorp on February 3, 2012 less 1.75 million shares repurchased by Post on September 28, 2012. Pro forma weighted-average diluted shares outstanding were calculated as the total of pro forma weighted-average basic shares outstanding and the dilutive shares related to equity awards held by Post employees after the conversion from Ralcorp equity awards which took place at the time of the separation. The effects of including 0.1 million of potentially dilutive stock based instruments were anti-dilutive and therefore excluded from the calculation of pro forma diluted loss per share for the year ended September 30, 2011.

(f)
The pro forma adjustment for “cash and cash equivalents” consists of the following: $207 million of assumed net proceeds, after consideration of estimated financing expenses, from the new notes less $53.4 million of cash used by Post to repurchase 1.75 million of its common shares formerly held by Ralcorp on September 28, 2012.

(g)
The pro forma adjustments for “prepaid expenses and other current assets” and “other assets” represent the estimated short-term and long-term portions of deferred financing fees estimated to be incurred in relation to the new notes.

(h)	The pro forma adjustment for “long-term debt” represents the estimated gross proceeds for the new notes consisting of $200 million face value of the new notes plus an estimated $11 million premium.

(i)
The pro forma adjustment for “treasury stock” represents the amount paid by Post to repurchase 1.75 million shares of its common stock on September 28, 2012. The shares repurchased were formerly held by Ralcorp.